Exhibit 15.4

CONSENT

We hereby consent to the reference to our valuation of certain trading property of Plaza Centers N.V., as of December 31, 2016, and for the Casa radio project valuation as of December 31, 2016 and 2017 and the letter of opinion regarding net present value as of December 31, 2018 appearing in this Annual Report on Form 20-F of Elbit Imaging Ltd., and to the incorporation by reference of this Annual Report in the Registration Statement on Form F-1 (Registration No. 333-194519) and in the Registration Statement on Form F-3 (Registration No. 333-172122) and in the Registration Statement on Form S-8 (Registration No. 333-117509, No. 333-130852, No. 333-136684 and No. 333-152820) of Elbit Imaging Ltd.

This consent is not to be construed as an admission that we are an expert or that we are a person whose consent is required to be filed under the provisions of the Securities Act of 1933, as amended.

/s/ Jones Lang LaSalle Services SRL

Jones Lang LaSalle Services SRL

Bucharest, Romania

May 6, 2019